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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127422) on Form S-8 of CF Industries Holdings, Inc. of our report dated March 16, 2006, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of CF Industries Holdings, Inc.

Our report on the consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of August 17, 2005, and its change in the method of accounting for conditional asset retirement obligations as of December 31, 2005.

/s/ KPMG LLP
Chicago, Illinois March 16, 2006

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Consent of Independent Registered Public Accounting Firm